Issuer Free Writing Prospectus dated July 29, 2025.

Filed pursuant to Rule 433 of the Securities Act of 1933, as amended.

Registration Statement on Form F-1 (File No. 333-287408)

Issuer Free Writing Prospectus dated July [*], 2025.

Filed pursuant to Rule 433 of the Securities Act of 1933, as amended.

Registration Statement on Form F-1 (File No. 333-287408)

FREE WRITING PROSPECTUS UPTREND HOLDINGS LIMITED JULY 2025 BUILDING THE FUTURE, LAYING THE FOUNDATION Issuer Free Writing Prospectus dated July [*], 2025 . Filed pursuant to Rule 433 of the Securities Act of 1933 , as amended . Registration Statement on Form F - 1 (File No . 333 - 287408 )

This presentation relates to the proposed public offering of the ordinary shares, par value of US $ 0 . 0001 per share, (the "Offering") of Uptrend Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands (the "Company") . This presentation contains market and industry data related statements that reflect the Company's intent, beliefs or current expectations about the future . These statements can be recognized by the use of words such as "expects," "plans," "will," "estimates," "projects," "intends," or words of similar meaning . These forward - looking statements are not guarantees of future performance and are based on a number of assumptions about the Company's operations and other factors, many of which are beyond the Company's control, and accordingly, actual results may differ materially from these forward - looking statements . These forward - looking statements relate to events that involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by those statements . Caution should be taken with respect to such statements, and you should not place undue reliance on any such forward - looking statements . The Company or any of its affiliates, advisers or representatives or the underwriters has no obligation and does not undertake to revise forward - looking statements to reflect newly available information, future events or circumstances . This presentation does not constitute an offer to sell or an invitation to purchase or subscribe for any securities of the Company for sale in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation in such jurisdiction . No part of this presentation shall form the basis of or be relied upon in connection with any contract or commitment whatsoever . This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company and is qualified in its entirety by reference to the detailed information in the prospectus relating to the Offering . Any decision to purchase the Company's securities in the Offering should be made on the basis of the information contained in the prospectus relating to the Offering . The Company currently reports financial results under U . S . GAAP . The preparation of our consolidated financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, costs and expenses . We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances . We evaluate our estimates and assumptions on an ongoing basis . Our actual results may differ from these estimates . Please refer to the prospectus where necessary for a description of our significant accounting policies . This presentation highlights basic information about the Company and the offering to which this presentation relates . As this is a summary, it may not include all the details you should take into account before investing in our securities . The Company has filed a registration statement on Form F - 1 with the SEC relating to the Offering in the United States, but the registration statement has not yet become effective . The Offering to be made in the United States will be made on the basis of the information contained in the prospectus included in such registration statement, as amended . Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about our Company and the offering . You may get these documents for free by visiting EDGAR on the SEC website at https : //www . sec . gov/Archives/edgar/data/ 2046370 / 000121390025054225 /ea 0221953 - 12 . htm FREE WRITING PROSPECTUS STATEMENT

OFFER SUMMARY Uptrend Holdings Limited Issuer Nasdaq Capital Market: UPX Ticker 13,500,000 Ordinary Shares Pre - offering shares Outstanding 1,500,000 Ordinary Shares (or 1,725,000 Ordinary Shares if the Underwriters exercise their over - allotment option in full) Share Offered Between $4 - $5 per share Proposed Price Range US$6,000,000 (or US$6,900,000 if the Underwriters exercise their over - allotment option in full), assumed on the IPO price of US$4, the low end of the price range. Gross Proceed (i) 50% for acquisition of additional machineries (ii) 30% for expansion of workforce (iii) 20% for enhancing our safety training program Use of Proceeds Each of our officers, directors, and holders of more than 5% of the Company’s securities have agreed with the Underwriters not to sell any Ordinary Shares for a period of six (6) months from the effective date of the registration statement Lock - up Agreements Cathay Securities, Inc. Underwriter

CORPORATE STRUCTURE Pulse Success Limited (BVI) Other Existing Shareholders Public Shareholding Uptrend Holdings Limited (Cayman Islands) Uptrend Investment Development Limited (BVI) Uptrend Construction & Engineering Limited (Hong Kong) 100% 100% Pre - IPO: 78.5% Post - IPO: 70.65% Pre - IPO: 21.5% Post - IPO: 19.35% Pre - IPO: 0% Post - IPO: 10%

COMPANY OVERVIEW INTRODUCTION Specialization : Civil engineering work and soil/rock transportation services for public and private sector construction projects . Mission : To provide high - quality, sustainable construction services and solutions that contribute to Hong Kong’s infrastructure development . Vision : To become a leading subcontractor in the construction industry, known for innovation, reliability, and sustainability . Founding and Leadership ： • Inception : Operating Subsidiary established on April 1 , 2015 ; Uptrend Holdings Limited incorporated on October 3 , 2024 . • Founder : Mr . Chan Sum Yuen, with over a decade of experience in the construction industry . Operational Scale ： • Employees : 104 full - time employees as of March 31 , 2025 .

UPTREND

OUR COMPETITIVE STRENGTHS

1
ESTABLISHED TRACK RECORD IN HONG KONG

- 10+ years of expertise in civil engineering & soil/rock transportation.
- Trusted by leading property developers
- High customer retention & referral-driven growth

2
OWN FLEET OF MACHINERY & VEHICLES

- 12 industrial machines (excavators) + 12 tipper trucks (as of Mar 2025).
- Faster deployment, lower subcontractor reliance vs competitors.

3
STRINGENT QUALITY & SAFETY SYSTEMS

- No material disputes or regulatory violations (for FY2024 and FY 2025).
- In-house servicing team ensures operational efficiency.

4
TIMELY PROJECT DELIVERY

- No liquidated damages charged by clients (for FY2024 and FY2025).
- Proactive progress management with extra labor/machinery.

5
EXPERIENCED LEADERSHIP

- CEO Mr. Chan Sum Yuen: 10+ years in HK construction, managing major infrastructure projects.
- Team with tertiary education/professional qualifications.

BUSINESS MODEL AND REVENUE STREAMS Business Model • Type : Subcontractor model . • Value Creation : Delivering civil engineering services and soil/rock transportation solutions to main contractors in public and private sector projects . Revenue Streams : • Civil Engineering Work : Accounted for approximately 69 % of FY 2025 revenue . • Soil and Rock Transportation Services : Accounted for approximately 31 % of FY 2025 revenue Civil Engineering Work 69% Soil and Rock Transportation Services 31%

CIVIL ENGINEERING WORKS – SITE FORMATION SOIL AND ROCK TRANSPORTATION SERVICES Scope of Work : • Accommodate buildings or other facilities which will be constructed within the area of land • Form the land to the required orientation, shape or levels • Provide the required support infrastructures, including access roadways, drainage and related services • Clearance of construction site • Demolition of existing structures, reduction and stabilization of existing slopes • Construction of roads and drainage network • Establishment of fill tank for the storage of public fill materials arising from construction activities CORE PRODUCTS AND SERVICES Scope of work : • Handling, loading and transport of excavated materials • Disposal at relevant government waste disposal facilities such as landfills, sorting facilities or public fill reception facilities • Public fill reception facilities SELLING PROPOSITION • Ownership of an in - house fleet of 12 industrial machines and 12 tipper trucks as of March 31 , 2025 , ensuring timely and cost - effective project execution . ACHIEVEMENTS • Successfully delivered 16 civil engineering projects and 2 soil/rock transportation projects during the year ended March 31 , 2025 .

MAJOR LICENSES AND CERTIFICATIONS ISO 9001:2015 ISO 14001:2015 ISO 45001:2018 • Certified Quality Management System • Ensures consistent project delivery to client specifications • Certified Environmental Management • Minimizes ecological impact of construction operations • Occupational Health & Safety Standard • Ensure safe and healthy working environment

MARKET OPPORTUNITY OVERVIEW Total Addressable Market (TAM) : • Hong Kong’s construction market is valued at US $ 77 . 8 billion (Q 4 2024 ) , with 9 . 4 % real growth year - on - year . Market Growth Rate and Trends (CAGR) : • Sustained growth driven by government - funded infrastructure projects, public housing, private residential units and urban renewal initiatives .

MARKET OPPORTUNITY OVERVIEW Key Market Drivers : • Northern Metropolis Development (estimated investment of HK $ 224 billion ) . • Urban renewal programs targeting over 28 , 000 aging buildings by 2046 . • According to Longer Term Housing Strategy Annual Progress Report 2022 , the Hong Kong government target to supply 301 , 000 public housing units and 129 , 000 private housing units over the next decade .

MARKET COMPETITION ANALYSIS Key Competitors : • Over 1 , 558 registered contractors in Hong Kong under the “Structural and Civil Works” category . SWOT Analysis : • Strengths : Established reputation, in - house fleet, and experienced leadership . • Weaknesses : Limited geographic presence outside Hong Kong . • Opportunities : Government investment in large - scale infrastructure projects . • Threats : Intensifying competition and fluctuating raw material costs . Competitive Advantages : • Proven track record of timely project delivery . • High customer retention due to stringent quality control measures .

INVESTMENT HIGHLIGHTS ESTABLISHED EXPERTISE: Over 10 years of operating history in Hong Kong’s construction industry . Registered Specialist Trade Contractor with the Construction Industry Council . Revenue grew by 43 . 9 % in FY 2025 , driven by the increasing number of projects we were involved in . Led by a team of seasoned professionals with deep industry experience. STRONG MARKET POSITION: HIGH GROWTH POTENTIAL: EXPERIENCED LEADERSHIP:

PROFITABILITY ENHANCEMENT STRATEGIES • Hiring: Additional project managers to monitor quality & scale operations. • Machinery: Acquire more excavators/drills to reduce leasing costs + improve tender accuracy. • AI - driven hazard analysis + hands - on workshops . • Goal : Zero accidents, enhanced operational efficiency . • Focus on high - margin foundation works (e.g., public sector tenders). • Strengthen relationships with developers/main contractors. • Launch website + industry ads. • Build business development team to diversify client base. 1.Workforce & Machinery Expansion 2.Safety Training with AI Integration 3.Target Large & Profitable Projects 4.Active Marketing

REVENUE BREAKDOWN 5,762,307 8,290,827 - 1,000,000.00 2,000,000.00 3,000,000.00 4,000,000.00 5,000,000.00 6,000,000.00 7,000,000.00 8,000,000.00 9,000,000.00 2024 2025 Civil engineering works Soil and rock transporation services +43.9% FINANCIAL SUMMARY

Net Income Gross Profit Revenue 1,044,051 2,530,781 8,290,827 FY 2025 1,064,302 1,821,960 5,762,307 FY 2024 - 1.9% 38.9% 43.9% CHANGE FINANCIAL SUMMARY

Chairman, CEO, and Executive Director Mr. Chan Sum Yuen Chief Financial Officer and Executive Director Mr. But Kar Lin Marco » Founder of Uptrend Construction & Engineering Limited (2015) » Over 10 years of experience in civil engineering and project management » Holds Master’s degrees in Civil Infrastructure Engineering and Management » Member of the Institution of Civil Engineers (UK); Chartered Engineer » Appointed as CFO in 2024 » Qualified accountant, member of HKICPA » Over 9 years of experience in the field of auditing, accounting and financial management » Holds a Bachelor’s degree in Business Administration majoring in Professional Accounting and Information Systems OUR COMPANY TEAM

Independent Non - Executive Director Prof. Ng Wang Wai Charles Independent Non - Executive Director Mr. Au Pak Lun Patrick » Vice - President at The Hong Kong University of Science and Technology (Guangzhou) » Dean of the HKUST Fok Ying Tung Graduate School and CLP Holdings Professor of Sustainability and Chair Professor in the Department of Civil and Environmental Engineering at HKUST » Global authority in unsaturated soil mechanics and eco - geotechnical engineering » A member of the Hong Kong Institute of Certified Public Accountants » Over 15 years or experience in global corporate structuring solutions for listed companies and mergers and acquisitions » Has held executive roles in multiple HK and U.S. - listed companies » Master’s degree in Corporate Governance Independent Non - Executive Director Mr. Mak Chung Pan » Background in interior design and furniture manufacturing » Holds a Professional Diploma in Construction Project Management and Bachelor of Education OUR COMPANY TEAM

UPTREND HOLDINGS LIMITED CONTACT INFORMATION TEL : + 852 3563 7050 EMAIL : INFO@UPTRENDCON . COM INVESTOR RELATIONS CONTACT INFORMATION TEL : + 852 3708 9490 EMAIL : ENQUIRY@CELESTIAIR . COM INNOVATION CONSTRUCTION FOR FUTURE CONTACT INFORMATION TEL : + 1 - 855 - 939 - 3888 EMAIL : SERVICE@CATHAYSECURITIES . COM